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                                                               EX-99.B(1)(b)

                   FLAG INVESTORS TELEPHONE INCOME FUND, INC.

                             ARTICLES SUPPLEMENTARY

                  FLAG INVESTORS TELEPHONE INCOME FUND, INC., having its principal office in the City of Baltimore, certifies that:

                        FIRST: The total number of shares of capital stock which
                  the Corporation shall have the authority to issue is forty
                  (40) million shares, of the par value of 1 mil ($.001) per share and of the aggregate par value of forty thousand dollars ($40,000), all of which shares are designated Common Stock. Unless otherwise prohibited by law, so long as the Corporation is registered as an open-end investment company under the 1940 Act, the Board of Directors of the Corporation shall have the power and authority, without the approval of the holders of any outstanding shares, to increase or decrease the number of shares of capital stock of any class or series that the Corporation has authority to issue.

                        SECOND: Immediately before the increase the Corporation
                  was authorized to issue twenty (20) million shares, of the par value of 1 mil ($.001) per share and of the aggregate par value of twenty thousand dollars ($20,000), all of which shares were designated Common Stock. As increased, the Corporation is authorized to issue a total of forty (40) million shares of Common Stock, par value $.001, having an aggregate par value of $40,000.
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                        THIRD: The Corporation is registered as an open-end
                  investment company under the Investment Company Act of 1940, as amended.

                  IN WITNESS WHEREOF, Flag Investors Telephone Income Fund, Inc. has caused these Articles Supplementary to be executed by one of its Vice-Presidents and its corporate seal to be affixed and attested by its Secretary on this 31st day of July, 1990. The Vice-President of the Corporation who signed these Article Supplementary acknowledges them to be the act of the Corporation and states under the penalties for perjury that to the best of his knowledge, information and belief the matters and facts relating to approval hereof are true in all material respects.


[CORPORATE SEAL]


                                    FLAG INVESTORS TELEPHONE INCOME FUND, INC.

                                    By: /s/ Edward J. Veilleux
                                        --------------------------------------
                                        Vice-President





Attest: /s/ Brian C. Nelson
        -------------------
        Secretary



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